Exhibit 99.1

Media Relations: Robin Deliso, (617) 692.2601, news@enernoc.com

Investor Relations: Brian Norris, (617) 532.8104, ir@enernoc.com

EnerNOC to Offer $130 Million of Convertible Senior Notes

BOSTON, MA, August 11, 2014 – EnerNOC, Inc. (Nasdaq: ENOC) (the “Company”), a leading provider of energy intelligence software (EIS), today announced its intention to offer, subject to market and other conditions, $130 million principal amount of convertible senior notes due in 2019 (the “notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In addition, the Company expects to grant the initial purchasers for the offering an option to purchase up to an additional $20 million principal amount of notes from the Company to cover over-allotments, if any.

The Company expects to use approximately $30 million of the net proceeds from the offering to repurchase shares of its common stock from purchasers of the notes in privately negotiated transactions effected through Morgan Stanley & Co. LLC as the Company’s agent concurrently with the closing of the offering of the notes. The Company expects the purchase price per share of its common stock repurchased in these transactions to equal the closing price per share of the Company’s common stock on the date of the pricing of the offering. These repurchases could increase, or prevent a decrease in, the market price of the Company’s common stock concurrently with the pricing of the notes, and could result in a higher effective conversion price for the notes.

The Company intends to use the remaining net proceeds from the offering for working capital, additional repurchases of its common stock, and other general corporate purposes, which may include the expansion of its current business through acquisitions of, or investments in, other businesses, products, product rights or technologies.

Morgan Stanley & Co. LLC is acting as sole book-running manager for the offering.

This press release is neither an offer to sell nor a solicitation of an offer to buy the notes or any shares of the Company’s common stock issuable upon conversion of the notes, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The notes and the shares of common stock, if any, issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold absent registration or an applicable exemption from registration requirements under the Securities Act.

About EnerNOC

EnerNOC is a leading provider of cloud-based energy intelligence software (EIS) and services to thousands of enterprise customers and utilities globally. EnerNOC’s EIS solutions for enterprise customers improve energy productivity by optimizing how they buy, how much they use, and when they use energy. EIS for enterprise includes supply management, utility bill management, facility optimization, visibility and reporting, project management, demand management, and demand response. EnerNOC’s EIS solutions for utilities help maximize the value of demand-side resources, including fully outsourced and utility-managed demand response and energy efficiency programs that drive customer engagement. EnerNOC supports customer success with its world-class professional services team and a Network Operations Center (NOC) staffed 24x7x365. For more information, visit www.enernoc.com.

Safe Harbor Statement

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to the offering and the timing and expected use of proceeds therefrom, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements can be identified by terminology such as “intends,” “expects,” “may,” “anticipates,” “could,” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to under the section “Risk Factors” in EnerNOC’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as well as other documents that may be filed by EnerNOC from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. EnerNOC is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.